FIRST AMENDMENT TO THE
                            ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the "Amendment") is entered into as of the 19th day of March 1999 by and between KV PHARMACEUTICAL COMPANY ("KV"), and AMERICAN HOME PRODUCTS CORPORATION acting through its WYETH-AYERST LABORATORIES division ("AHPC").

                                    RECITALS

         A. KV and AHPC have entered into that certain Asset Purchase Agreement, dated as of February 11, 1999.

         B. KV and AHPC have agreed to amend certain of the terms of the Agreement pertaining to Customer Contracts.

         C. In consideration of the covenants and agreements contained herein, and for other valuable consideration the receipt and sufficiency of which are acknowledged and confirmed, the parties agree as follows:

                               TERMS OF AGREEMENT

         1. Effective Terms of Agreement. From and after the date of this Amendment, the Agreement shall consist of the Agreement and this Amendment.

         2. Definitions. All capitalized terms which are not defined herein shall have the meaning given them in the Agreement.

         3. Amendments to Agreement. The terms of the Agreement are amended as expressly set forth below:

                  I. Section 5.2 of the Agreement on page 8 of the Agreement is deleted in its entirety and the following is substituted therefor and shall be read as Section 5.2 of the Agreement:

         "5.2 Customer Contracts. A complete and accurate list of each Customer Contract pursuant to which AHPC or its Affiliates is, immediately prior to the date of this Agreement, selling any of the Current Products, either with or without other products of AHPC and its Affiliates, to Third Party buyers is attached as Exhibit C. From and after Closing the Customer Contracts will be treated as provided in the Systems Transfer Plan. The Parties understand and agree that, because the right to sell the Products is being transferred to KV pursuant to this Agreement, as of the Closing Date AHPC will no longer have the right to sell the Products under the Customer Contracts, provided, however, that KV covenants and agrees that it will continue to honor all of AHPC's and its Affiliates' commitments made in each such Customer Contract with respect to supplying the Current Product, including, without limitation, the sale prices, for the Current Products throughout the term of each such Customer Contract in accordance with the System Transfer Plan. AHPC shall not be required to either (i) adjust prices or terms relating to products other than Products or (ii) make any payments to such Third Party in consideration for deleting the Products from the Customer Contracts. AHPC agrees that it will not take any action with respect to any Customer Contract which will extend the term of such Customer Contract for any Current Product or otherwise adversely affect KV with respect to any Current Product, without the prior written consent of KV."

                  II. Section 5.4 of the Agreement on page 9 of the Agreement is deleted in its entirety and the following is substituted therefor and shall be read as Section 5.4 of the Agreement:

         "5.4 Rebates. KV and AHPC shall be responsible for Federal and State rebate programs, and managed care rebate programs, for Products sold in the United States, including all reporting activities associated with such programs, in accordance with the Systems Transfer Plan; provided, however, that with respect to Product sales having Report Dates on or prior to June 30, 1999, AHPC will reimburse KV for all qualified Federal and State rebates and managed care rebates, and, for six months following the Closing Date, with respect to Product sales having Report Dates prior to or within 45 days after the Closing Date, AHPC will reimburse KV for all qualified retail pharmacy discounts. For purposes of this Section 5.4, the "Report Dates" are the dates of sale covered by the report, not the date on which the report was generated, as issued by the applicable Federal or State rebate programs, managed care rebate programs, or retail pharmacy discount programs. The Parties will provide reasonable assistance, data and information to each other in order to meet their respective responsibilities for such programs. To be a "qualified" rebate, KV must submit a request for the rebate to AHPC and provide AHPC with all related supporting documentation reasonably requested by AHPC and in the possession or control of KV."

                  III. Exhibit A attached to the Agreement is deleted in its entirety and the attached Exhibit A is substituted in lieu thereof.

         4. Provisions to Remain in Force. Except as amended hereby the Agreement shall remain in full force and effect and is in all respects ratified and affirmed.

         5. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         KV and AHPC have caused this Amendment to be executed as of the date and year first above written.

                                       KV PHARMACEUTICAL COMPANY


                                       By:   /s/ Alan G. Johnson
                                            ------------------------------------
                                            Name:  Alan G. Johnson
                                            Title: Secretary


                                      AMERICAN HOME PRODUCT CORPORATION
                                      acting through its
                                      WYETH-AYERST LABORATORIES division


                                      By:     /s/ Egon E. Berg
                                            ------------------------------------
                                            Name:  Egon E. Berg
                                            Title: Vice President and
                                                   Associate General Counsel

      List of Exhibits Omitted Pursuant to Item 601(b)(2) of Regulation S-K

All capitalized terms not defined herein have the meaning ascribed to such terms in the Asset Purchase Agreement to which this list is attached.

Exhibit A:     The Amended Acquired Trademarks and Patents and the Licensed
               Trademarks.